UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                             (Amendment No. ______)*


                    Apartment Investment & Management Company
                   -------------------------------------------
                                (Name of Issuer)



                                  Common Stock
                   -------------------------------------------
                         (Title of Class of Securities)



                                    03748R101
                            ------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 7 Pages

-------------------------                           ---------------------------
|CUSIP NO. 03748R101    |           13G            |   Page  2  of   7  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Demeter Holdings Corporation                                       |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [x]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  1,526,640 shares                                 |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  --                                               |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  1,526,640 shares                                 |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  --                                               |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,526,640 shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  8.7%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  CO                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 2 of 7 Pages

-------------------------                           ---------------------------
|CUSIP NO. 03748R101    |           13G            |   Page  3  of   7  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Phemus Corporation                                                 |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [x]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  243,962 shares                                   |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  --                                               |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  243,962 shares                                   |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  --                                               |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  243,962 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  1.4%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  CO                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 3 of 7 Pages

                                  SCHEDULE 13G
                                  ------------

   Item 1(a)   Name of Issuer:
                       Apartment Investment & Management Company

        1(b)   Address of Issuer's Principal Executive Offices:
                       1873 South Bellaire Street
                       Suite 1700
                       Denver, CO 80222-4348

   Item 2(a)   Name of Person Filing:
                       (i) Demeter Holdings Corporation ("DHC")

                       (ii) Phemus Corporation ("PC")

        2(b)   Address of Principal Business Office or, if none, Residence:
                       (i)   DHC:   c/o Harvard Management Company, Inc.
                                        600 Atlantic Avenue
                                        Boston, MA  02210

                       (ii)  PC:    c/o Harvard Management Company, Inc.
                                        600 Atlantic Avenue
                                        Boston, MA  02210

        2(c)   Citizenship:
                       (i)  DHC: Massachusetts
                       (ii) PC:  Massachusetts

        2(d)   Title of Class of Securities:
                       Common Stock

        2(e)   CUSIP Number:
                       03748R101

   Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
                       The entities filing are a Group in accordance with Rule 13d-1(b)(1)(ii)(H).

   Item 4      Ownership:

        4(a)   Amount beneficially owned:
                       (i)  DHC: 1,526,640 shares
                       (ii) PC:  243,962 shares



                                Page 4 of 7 Pages

        4(b) Percent of Class:
                       (i)  DHC: 8.7%
                       (ii) PC: 1.4%

        4(c) Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:
                       (i)  DHC: 1,526,640 shares
                       (ii) PC: 243,962 shares

               (ii) shared power to vote or to direct the vote:

                                ---------

              (iii) sole power to dispose or to direct the disposition of:
                       (i)  DHC: 1,526,640 shares
                       (ii) PC: 243,962 shares

               (iv) shared power to dispose or to direct the disposition of:

                                --------

Item 5         Ownership of Five Percent or Less of a Class:
                       Not Applicable.

Item 6         Ownership of More than Five Percent on Behalf of Another Person:
                       Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
               Company:
                       Not Applicable.

Item 8         Identification and Classification of Members of the Group:
                       Not Applicable.

Item 9         Notice of Dissolution of Group:
                       Not Applicable.


                                Page 5 of 7 Pages

Item 10        Certification:

               By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                       DEMETER HOLDINGS CORPORATION


                                       By: /s/ Tami E. Nason
                                           -------------------------------------
                                           Name:  Tami E. Nason
                                           Title: Authorized Signatory


                                       PHEMUS CORPORATION


                                       By: /s/ Tami E. Nason
                                           -------------------------------------
                                           Name:  Tami E. Nason
                                           Title: Authorized Signatory


February 12, 1998

                                Page 6 of 7 Pages

                                   Exhibit A
                                   ---------

  Members of Group                           Item 3 Classification
  ----------------                           ---------------------

(1) Demeter Holdings Corporation                       CO

(2) Phemus Corporation                                 CO







                                Page 7 of 7 Pages